EX‑35.16

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

J.P. Morgan Chase Commercial Mortgage Securities Corp.

270 Park Avenue,

New York, NY 10017

RE: Annual Statement of Compliance

The undersigned,  a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator and Paying Agent for the Southridge Mall Whole Loan (in such capacities, "Wells Fargo"), hereby certifies as follows as of and for the year ending December 31,  2014 (the "reporting period"):

(a)  A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and

(b)   To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 9, 2015

/s/  Brian Smith

Brian Smith

Vice President

To: J.P. Morgan Chase Commercial Securities Corp.

Schedule A

List of Servicing Agreement(s) and Series

Pooling  and  Servicing  Agreement  dated  as  of August  1,  2013,  by and  among  J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES  CORP,  as  Depositor, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as  Master  Servicer and  Special Servicer, and  PENTALPHA SURVEILLANCE LLC, as Senior  Trust  Advisor and  Wells Fargo Bank, N.A. as Certificate Administrator,  Paying Agent,  Trustee  and  Custodian   relating  to  the  Series  JPMBB  2013-C14 Commercial Mortgage Pass-Through  Certificates relating to The Southridge  Mall Whole Loan, a pari passu  portion  of which is included in the Series JPMC 2013-C12 Commercial Mortgage Pass-Through  Certificates transaction.

To: J.P. Morgan Chase Commercial Mortgage Securities Corp.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable